Exhibit 10.48

LSB Funding

LLC 600 Steamboat Road

Greenwich, CT 06830

March 2, 2022

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500 Oklahoma City, Oklahoma 73116 Attention: Mark Behrman

Re: Consents Pursuant to Section 4.12 of the Securities Exchange Agreement Dear Mr. Behrman:

Reference is made to the Securities Exchange Agreement by and between LSB Industries Inc., a Delaware corporation (the “Company”), and LSB Funding LLC, a Delaware limited liability company (“LSB Funding”), dated as of July 19, 2021 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

LSB Funding hereby provides its prior written consent pursuant to Section 4.12 of the Agreement to the actions and undertakings set forth on Annex I hereto.

LSB Funding hereby consents to any and all actions required in connection with the preceding paragraph (including, for the avoidance of doubt, the actions and undertakings set forth on Annex I hereto), which consent is provided for all purposes of Section 4.12 of the Agreement. For the avoidance of doubt, the Indebtedness consented to above (including, for the avoidance of doubt, the actions and undertakings set forth on Annex I hereto) is in addition to (A) the

$50,000,000 of Indebtedness that is specifically permitted to be incurred under Section 4.12.1 of the Agreement without the consent of LSB Funding and (B) the additional $500,000,000 of Indebtedness incurred with LSB Funding’s consent in October 2021.

This consent letter shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. This consent letter shall not operate as a waiver of any right, power or remedy of LSB Funding under the Agreement or affect LSB Funding’s right to demand compliance with the terms and conditions of the Agreement, except as specifically consented to hereby.

[Signature page immediately follows]

Very truly yours, LSB FUNDING LLC

By: /s/ Todd L. Boehly

Name: Todd L. Boehly

Title: Chief Executive Officer

Annex I

The incurrence by the Company and its subsidiaries of up to $225,000,000 of Indebtedness in the form of secured notes (the “New Notes”) having the same terms as the Company’s existing 6.250% Senior Secured Notes due 2028 (the “Existing Notes”) (other than the date of issuance, the date from which interest accrues, and the public issue price which shall not be less than 99.5% of the principal amount thereof), including, for the avoidance of doubt, all guarantees thereof and encumbrances to secure the same by the Company and its subsidiaries, including the incurrence of guarantees thereon by the Company’s existing and future subsidiaries in accordance with the terms thereof and the pledging by the Company and its existing and future subsidiaries of their respective assets (whether now owned or hereafter acquired) to secure the New Notes on a ratable basis with the Existing Notes in accordance with the terms thereof.